Exhibit 99.1

Ekso Bionics Provides COVID-19 Business Update and Reports Preliminary First Quarter 2020 Financial Results

- Company Regains Nasdaq Listing Compliance -

RICHMOND, CA – April 9, 2020 – Ekso Bionics Holdings, Inc. (Nasdaq: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today announced preliminary financial results for the first quarter ended March 31, 2020 and provided an update on the impact of the COVID-19 pandemic on its business activities. In addition, the Company confirmed that as of April 7, 2020, it has regained compliance with the minimum bid price requirement required by the listing rules of the Nasdaq Capital Market.

The COVID-19 pandemic impacted Esko Bionics' business in the first quarter as its customers shifted their priorities to prepare for and manage their business during the pandemic. This has caused many of its customers to delay orders, which are typically booked in the last few weeks of a quarter. It is important to note that a majority of the Company’s customers have indicated that their originally planned orders are delayed and not canceled, pending the return to a more normal environment.

Total revenue for the first quarter of 2020 is estimated to be in the range of $1.4 - $1.5 million. Cash at March 31, 2020 is estimated at $8.5 million, compared to $10.9 million at December 31, 2019.

Ekso Bionics is taking several steps to adjust its business to the current circumstances. To reduce expenses and adjust operations to match customer needs, the Company has furloughed a portion of its workforce. The Company is also in the process of applying for the loans under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (CARES Act) administered by the U.S. Small Business Administration, as well as a similar program in Germany.

Ekso Bionics has also adapted its support, training, and service models to ensure all of its customers can continue their Ekso programs without interruption and without Ekso Bionics personnel being present at customers’ facilities. These revised work models also allow the Company to engage with prospective customers to ensure that it can support new business as customers businesses return to normal.

"The COVID-19 pandemic has impacted our customers’ businesses, and subsequently, our business as customers delay longer-term technology decisions. As a result, we have shifted our business operations to reduce expenses and align our strategy with current market conditions," said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. "As a company committed to meeting the needs of our customers, we are evolving our business so we can continue to support our customers while they focus their energy on protecting their patients and staff from COVID-19. We also took the difficult decision to furlough a portion of our dedicated and valued employees in order to weather this extraordinary global health crisis, bring expenses more in-line with business operations over the short-term, and allow us to resume normal activities when our customers are ready.”

The anticipated results discussed in this press release are based on management's preliminary, unaudited analysis of financial results for the period ended March 31, 2020. As of the date of this press release, the Company has not completed its financial statement reporting process for the period ended March 31, 2020, and the Company's independent registered accounting firm has not audited the preliminary financial data discussed in this press release. During the Company's quarter-end closing procedures and review process, the Company may identify items that would require it to make adjustments, which may be material to the information presented above. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results. The Company expects to report complete first quarter 2020 financial results after the markets close on Thursday, April 30, 2020.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the Company's preliminary financial results, future customer orders and the impacts of the Company's strategies to address changing conditions in light of COVID-19. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current plans, objectives, beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company's finalization of its financial statements for and as of the quarter ended March 31, 2020, information or new changes in facts or circumstances that may occur prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that are required to be included in such annual report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company's sales and marketing organization or partners to market the Company's products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, the Company's failure to implement the Company's business plans or strategies, the COVID-19 pandemic and global economic conditions. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company's website at www.eksobionics.com or refer to our Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Media Contact:

Carrie Yamond Mas

917-371-2320

cmas@eksobionics.com

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com